EXHIBIT 4.3

THE LGL GROUP, INC.

2011 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”), dated ___________________ (the “Date of Grant”), is made by and between The LGL Group, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”).

WHEREAS, the Participant is a director, officer or other employee of, or a consultant, advisor or other independent contractor who provides services to, the Company and/or its subsidiaries; and

WHEREAS, the Company desires to increase the proprietary and vested interest of the Participant in the growth, development and financial success of the Company and its subsidiaries by awarding shares of restricted stock to the Participant under the terms of the Company’s 2011 Incentive Plan (the “Plan”).

NOW, THEREFORE, based on the foregoing recitals and in consideration of the covenants set forth herein, the parties hereto hereby agree as follows:

1.	Definitions

Any capitalized term that is not defined in this Agreement shall have the meaning given such term under the Plan.

2.	Grant of Restricted Shares

2.1	Grant; Date of Grant

On the Date of Grant, pursuant to the Plan and subject to the terms and conditions of the Plan and this Agreement, the Company granted to the Participant an award of ____________ shares of the Company’s common stock, par value $0.01 per share (the “Restricted Shares”).

2.2	Acceptance of Award

The Participant hereby (i) accepts the award of Restricted Shares described in Section 2.1, (ii) represents and warrants to the Company that he or she has received and read a copy of the Plan, (iii) agrees that the Restricted Shares will be held by the Participant and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in the Plan and this Agreement, and (iv) agrees that any certificates issued or shares entered electronically by the Company’s registrar (“Registrar”) for the Restricted Shares in accordance with Section 3.4 may bear the following legend or notice on the books of the Registrar or such other legend or notice as the Company deems appropriate:

“TRANSFERS OF THE SHARES ARE SUBJECT TO THE TERMS OF THE COMPANY’S 2011 INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT, DATED ________________, BY AND BETWEEN THE COMPANY AND THE HOLDER THEREOF.  NO TRANSFER OF THE SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS WITH RESPECT TO SUCH TRANSFER CONTAINED IN SUCH PLAN AND AGREEMENT HAVE BEEN MET.  COPIES OF SUCH PLAN AND AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST OF THE COMPANY’S FINANCIAL OFFICER/SECRETARY.”

3.	Vesting, Forfeiture and Restrictions on Transfer of Shares

3.1	Vesting

The Participant’s interest in the Restricted Shares shall become fully vested and nonforfeitable as follows: _________________________.  Notwithstanding the foregoing, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) may at any time and from time to time accelerate the vesting of the Restricted Shares, in whole or in part, as determined by the Committee in its sole discretion.

3.2	Restrictions on Transfers and Forfeiture of Restricted Shares

(a) Except as otherwise provided in this Agreement, the Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares, or any interest therein, until his or her rights in such Restricted Shares vest and the restrictions set forth in this Section 3.2(a) lapse in accordance with Section 3.2(b).  Any proposed sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement shall be void and of no effect and shall give no right to the purported transferee.

(b) The restrictions set forth in Section 3.2(a) shall lapse upon _________________.

(c) If the Participant ceases to be a director, officer or other employee of, or to provide services to, the Company or a subsidiary for any reason, any Restricted Shares that have not yet vested in accordance with Section 3.1 shall be forfeited.  The Participant shall have no further rights as a stockholder of the Company with respect to the forfeited Restricted Shares beginning with the date of forfeiture, including, without limitation, any right to receive any distribution payable to stockholders of record on or after the date of such forfeiture.

(d) Anything in this Section 3 to the contrary notwithstanding, any sales of Restricted Shares shall be made subject to, and in accordance with the terms and conditions of, the Company’s “Policies and Procedures Governing Sales and Purchases of Company Securities by Insiders” or any successor policy relating to such subject matter hereafter adopted by the Company.

3.3	Ownership Rights

Except as provided in Section 3.2, with respect to the Restricted Shares, the Participant shall have all of the rights of a stockholder of the Company, including the rights to vote the Restricted Shares and to receive any cash dividends declared thereon.  Stock dividends, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares subject to the same restrictions, terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends are issued.

3.4	Stock

As soon as practicable after a grant date and the execution and delivery of this Agreement by the Participant and the Company, the Company’s Secretary shall notify the Registrar of the grant of shares to the Participant, including the number of shares, the date of the grant and restrictions on the shares to be registered in his or her name, and shall bear whatever legend the Company deems appropriate, including, but not limited to, the legend set forth in Section 2.2.  Such restricted shares shall be held in custody by the Company (or in trust by a trustee) until the Restricted Shares become vested and all other conditions of delivery set forth in the Plan and this Agreement are satisfied.

3.5	Certain Restrictions

By accepting the Restricted Shares, the Participant agrees that if, at the time of delivery of the Restricted Shares issued hereunder, any subsequent sale of such Restricted Shares is not covered by an effective registration statement under the Securities Act of 1933, as amended, (the “Act”), the Participant will acquire the Restricted Shares for the Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law.  The Participant may be required by the Company to give a representation in writing that he or she is acquiring the securities for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

  Furthermore, the Participant may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement.  The Company shall not be obligated to issue the Restricted Shares pursuant to this grant if, in the opinion of counsel to the Company, the Restricted Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Restricted Shares have been so registered or otherwise qualified.

4.	Miscellaneous

4.1	Administration

The Committee, or in lieu of the Committee, the Board, shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee, or in lieu of the Committee, the Board, shall be final and binding upon the Participant, the Company and all other interested persons.

4.2	Agreement Subject to the Plan.

The Restricted Shares are granted pursuant to the Plan and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time as provided in Section 10.8 of the Plan.  Notwithstanding the foregoing, except as provided in Section 10.8 of the Plan, no termination, suspension or amendment of the Plan or this Agreement may adversely affect any outstanding Award without the consent of the affected Participant or his or her beneficiary; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under the Plan.  Any rules and regulations the Committee may adopt for the purpose of administering the Plan, as well as any interpretation or construction by the Committee of the Plan or this Agreement, shall be final and binding upon the Participant and his or her heirs and assigns.

4.3	Reorganization of Company and Subsidiaries

The existence of this Agreement shall not, in any way, affect the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

4.4	Taxes

(a) The Company has the right to (i) withhold and deduct from any payments made under the Plan or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a subsidiary of the Company in a manner consistent with Section 409A of the Code), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to an Award, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.  At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option, the Participant, with the prior consent of the Committee, may satisfy this obligation in whole or in part by electing to have the Company withhold from the distribution shares of Common Stock having a value up to the minimum amount required to be withheld.

(b) The Participant shall notify the Company within 10 days after any election made pursuant to Section 83(b) of the Code.

(c) THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY AN ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT THE PARTICIPANT DESIRES TO MAKE SUCH ELECTION.

(d) The Company makes no representation or commitment that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

4.5	Notices

All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or when actually received after mailing by certified or registered mail, postage prepaid, return receipt requested: (a) to the Company, at 2525 Shader Rd., Orlando, Florida 32804, Attention: Chief Accounting Officer, (b) to the Participant, at the address set forth beneath his or her signature on the signature page hereto, or (c) to either party, at such other address as the party may designate by written notice in the foregoing manner.

4.6	Employment Rights.

In accordance with Section 10.7 of the Plan, no provision of this Agreement shall confer upon any person any right to continued retention by the Company or any subsidiary as an employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time.

  The Participant hereby acknowledges and agrees that the Company may terminate the Participant’s service at any time and for any reason, or for no reason, unless the Participant and the Company are parties to a written employment or other written agreement that expressly provides otherwise.

4.7	Severability

In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

4.8	Entire Agreement; Amendment

[Except for the Participant’s employment agreement with the Company, dated as of __________, 20___,] this Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified or waived, except as provided in the Plan or in a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

4.9	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to its principles of conflict of laws.

4.10	Binding Agreement; Assignment.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with the terms hereof) the Restricted Shares or any part of this Agreement without the prior express written consent of the Company.

4.11	Headings.

The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

4.12	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

4.13	Further Assurances.

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated thereunder.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Participant have duly executed this Agreement effective as of the Date of Grant.

THE LGL GROUP, INC.

By:
Name:
Title:

PARTICIPANT

By:
	Name:	____________________
Address: